CERTIFICATE OF AMMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          AQUA VIE BEVERAGE CORPORATION

         Aqua Vie Beverage Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That Article FOURTH of the Certificate of Incorporation of the Company is hereby amended by adding to the end thereof a new paragraph reading in its entirety as follows:

         "The issued and outstanding shares of common stock shall be and hereby are reclassified and combined into a lesser number of shares of common, at a ratio of 20:1, such that each twenty (20) shares of common stock issued and outstanding shall be reclassified and combined into and become respectively one share of common stock. Fractional shares resulting from the reclassification and combination shall be rounded to the nearest thousandth of a share". This reclassification and combination shall be in addition, and not in lieu of that certain reclassification and combination effected in November 1998.

         SECOND: That the foregoing amendment was duly adopted by the Board of Directors and stockholders of the Company in accordance with the provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the effective date of this Certificate of Amendment shall be midnight on the day it is filed with the Secretary of State.

         IN WITNESS WHEREOF, THE company has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of August, 2002.

AQUA VIE BEVERAGE CORPORATION

By: /s/ Thomas Gillespie
   --------------------------------
        Thomas Gillespie, President